Exhibit 4.3

EXECUTION COPY

INVESTOR RIGHTS AGREEMENT

by and among

DELTEK SYSTEMS, INC.,

NEW MOUNTAIN PARTNERS II , L.P.,

NEW MOUNTAIN AFFILIATED INVESTORS II, L.P.,

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.

and

CERTAIN OTHER PERSONS WHO ARE SIGNATORIES HERETO

dated as of

April 22, 2005

INVESTOR RIGHTS AGREEMENT, dated as of April 22, 2005 by and among Deltek Systems, Inc., a Virginia corporation, and New Mountain Partners II, L.P., a Delaware limited partnership (“NMP”), New Mountain Affiliated Investors II, L.P., a Delaware limited partnership (“NMAI”), Allegheny New Mountain Partners, L.P., a Delaware limited partnership (“Allegheny”, and together with NMP and NMAI, the “NMP Entities”), the persons listed on the signature pages hereto under the heading “deLaski Shareholders” and such other persons who become signatories hereto from time to time as provided for herein.

WHEREAS, pursuant to a Recapitalization Agreement, effective as of December 23, 2004 (as it may be amended, restated, supplemented or modified from time to time, the “Recapitalization Agreement”), by and among the Company, the NMP Entities, the deLaski Shareholders and certain other parties thereto upon the terms and subject to the conditions contained therein, the NMP Entities have purchased, among other securities, 8.00% subordinated debentures and shares of Common Stock; and

WHEREAS, to induce the NMP Entities to execute and deliver the Recapitalization Agreement and to consummate the transactions contemplated thereby, the Company and the deLaski Shareholders have agreed to provide the NMP Entities with the rights set forth in this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION. 1. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

1.1. “Advisory Agreement” means the advisory agreement, dated as of the date hereof, among the Company and New Mountain Capital, LLC.

1.2. “Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) with respect to any individual, shall also mean the spouse or child of such individual.

1.3. “Allegheny” has the meaning set forth in the introduction.

1.4. “Articles of Incorporation” means the Articles of Incorporation of the Company, as it may be amended, restated, supplemented or modified from time to time.

1.5. “Assignee” has the meaning set forth in Section 8.2.

1.6. “Beneficially Owned” means beneficially owned as determined under Rule 13d-3 promulgated under the Exchange Act, provided, that, such determination shall be made without reference to the 60-day period provided for in Rule 13d-3(d)(1)(i).

1.7. “Board” means the board of directors of the Company as it may be composed from time to time.

1.8. “Common Stock” means any shares of common stock, par value $0.001 per share, of the Company, now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company or any successor thereof which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, reverse split, stock dividend, recapitalization of the Company or otherwise.

1.9. “Company” shall mean Deltek Systems, Inc., a Virginia corporation, and shall include any successor thereto by merger, consolidation, acquisition of substantially all the assets thereof, or otherwise.

1.10. “Convertible Offered Securities” has the meaning set forth in Section 5.1(a).

1.11. “Convertible Securities” shall mean (i) any options or warrants to purchase or other rights to acquire Common Stock, (ii) any securities by their terms convertible into or exchangeable for Common Stock, and (iii) any options or warrants to purchase or other rights to acquire any such convertible or exchangeable securities.

1.12. “deLaski Directors” has the meaning set forth in Section 7.1(b).

1.13. “deLaski Shareholders” means Kenneth E. deLaski, Donald deLaski, Tena R. deLaski, Kenneth E. deLaski & Tena R. deLaski JT TEN, David deLaski, Edward Grubb and Kathleen Grubb, JTWROS, Dana Nancy deLaski Irrevocable Trust and Daphne Jean deLaski Irrevocable Trust.

1.14. “Demand Exercise Notice” has the meaning set forth in Section 2.1(a).

1.15. “Demand Registration” has the meaning set forth in Section 2.1(h).

1.16. “Designated Director” has the meaning set forth in Section 7.1(c).

1.17. “Election Notice” has the meaning set forth in Section 5.3.

1.18. “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include a reference to the comparable section, if any, of any such similar federal statute.

1.19. “Form S-3” means a Form S-3 registration statement under the Securities Act, and any successor or similar form thereto.

1.20. “Holder” means any of the NMP Entities and any Assignee.

1.21. “Holder Demand” has the meaning set forth in Section 2.1(a).

1.22. “Indebtedness” means all liabilities, obligations and indebtedness of a Person, of any kind or nature, whether now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, and whether primary, secondary, direct, contingent, fixed or otherwise, including, without in any way limiting the generality of the foregoing: (i) all obligations, liabilities and indebtedness secured by any lien on a Person’s property, even though such Person shall not have assumed or become liable for the payment thereof; (ii) all obligations or liabilities created or arising under any capital lease, conditional sale or other title retention agreement; (iii) all accrued pension fund and other benefit plan obligations and liabilities; (iv) all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligation of any other Person or assure or in effect assure the holder of any such obligations against loss in respect thereof; and (v) any liabilities under, or associated with, interest rate protection agreements.

1.23. “indemnified party” means any Person seeking indemnification pursuant to Section 2.6.

1.24. “indemnifying party” means any Person from whom indemnification is sought pursuant to Section 2.6.

1.25. “Indemnitees” has the meaning set forth in Section 2.6(a).

1.26. “Independent Director” has the meaning set forth in Section 7.1(c).

1.27. “Initiating Holder” means the party or parties delivering a Holder Demand as provided for under Section 2.1(a).

1.28. “Issuance Notice” has the meaning set forth in Section 5.2.

1.29. “Losses” has the meaning set forth in Section 2.6(a).

1.30. “Majority Participating Holders” means, at any time, Participating Holders holding more than 50% of the Registrable Securities proposed to be included in any offering of Registrable Securities by such Participating Holders pursuant to Section 2.1 or Section 2.2.

1.31. “Majority Voting deLaski Shareholders” means at any time, the holders of more than 50% of the aggregate number of shares of Common Stock held by the deLaski Shareholders.

1.32. “NASD” means National Association of Securities Dealers, Inc.

1.33. “Nasdaq” has the meaning set forth in Section 2.3(a)(x).

1.34. “NMAI” has the meaning set forth in the introduction.

1.35. “NMP” has the meaning set forth in the introduction.

1.36. “NMP Directors” shall mean any directors designated to the Board by NMP or Allegheny pursuant to Section 7.1(a).

1.37. “NMP Entities” has the meaning set forth in the introduction.

1.38. “NMP Holder” means any of the NMP Entities and any Person to whom Registrable Securities were transferred by an NMP Holder, other than in a public offering or in a sale pursuant to Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

1.39. “Non-Convertible Offered Securities” has the meaning set forth in Section 5.1(a).

1.40. “Offered Percentage” means, as to any Holder or deLaski Shareholder at any time of determination, the percentage obtained by dividing (a) the number of shares of Common Stock held by such Holder or deLaski Shareholder, as the case may be, by (b) the aggregate number of shares of Common Stock held by all Holders and deLaski Shareholders (in the case of both (a) and (b), assuming conversion, exercise or exchange of all outstanding Convertible Securities held by any Holder or deLaski Shareholder).

1.41. “Offered Securities” has the meaning set forth in Section 5.1(a).

1.42. “Offeree” has the meaning set forth in Section 5.1(a).

1.43. “Participating Holders” means any Holder participating in any offering of Registrable Securities pursuant to Section 2.1 or Section 2.2.

1.44. “Partner Distribution” has the meaning set forth in Section 2.1(a).

1.45. “Permitted Issuances” means (i) the granting of options to purchase shares of Common Stock (or the issuance of Common Stock upon the exercise thereof) pursuant to the Company’s stock option plan, which grants were approved by the Board (or a committee thereof), including at least one NMP Director, (ii) the issuance of any shares of Common Stock pursuant to a stock dividend or upon any stock split or other subdivision or combination of shares of the Company’s capital stock, (iii) the issuance of any shares of Common Stock or Convertible Securities as consideration for the acquisition by the Company or any subsidiary of the Company of another business entity or interest therein (including a joint venture or strategic alliance) by merger, purchase of substantially all the assets or other business combination or investment, in each case, which was approved by the Board, including at least one NMP Director, and (iv) the issuance of any shares of Common Stock or Convertible Securities to directors, officers, employees or consultants of the Company, in connection with their service as directors of the Company, their employment by the Company or their service as a consultant to or officer of the Company, which issuance was approved by the Board, including at least one NMP Director.

1.46. “Permitted Transferees” means any Person that would be a “Permitted Transferee” under the Shareholders’ Agreement.

1.47. “Person” means an individual, a corporation, a partnership, a limited liability company, a business, an association, a trust, an individual, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.48. “Postponement Period” has the meaning set forth in Section 2.1(j).

1.49. “Purchasers” has the meaning set forth in the recitals.

1.50. “Recapitalization Agreement” has the meaning set forth in the recitals.

1.51. “Refused Securities” means, with respect to any Holder or deLaski Shareholder, any Offered Securities which any other Holder or deLaski Shareholder shall have declined to purchase pursuant to such other Holder’s or deLaski Shareholder’s rights under Section 5.1(b).

1.52. “Registrable Securities” means any shares of Common Stock held by a Holder. For purposes of this Agreement, a Person will be deemed to be a Holder of Registrable Securities whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion, exercise or exchange of any Convertible Securities but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall not be required to convert, exercise or exchange such Convertible Security (or otherwise acquire such Registrable Security) to participate on any registered offering hereunder until the closing of such offering. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) such securities shall have been sold to the public pursuant to Rule 144 under the Securities Act or (c) such securities shall have ceased to be outstanding.

1.53. “Registration Expenses” means all fees and expenses incurred in connection with the Company’s performance of or compliance with Section 2 hereof, including, without limitation, (i) all registration, filing and applicable SEC fees, NASD fees, national securities exchange or inter-dealer quotation system fees, and fees and expenses of complying with state securities or blue sky laws (including fees and disbursements of counsel to the underwriters and the Participating Holders in connection with “blue sky” qualification of the Registrable Securities and determination of their eligibility for investment under the laws of the various jurisdictions), (ii) all printing (including printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and printing preliminary and final prospectuses), word processing, duplicating, telephone and facsimile expenses, and messenger and delivery expenses, (iii) all fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of “cold comfort” letters or any special audits required by, or incident to, such registration, (iv) all fees and expenses of one law firm or other counsel selected by the Majority Participating Holders, (v) all fees and expenses of one firm of accountants selected by the Majority Participating Holders, (vi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any registration, (vii) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practices, (viii) all applicable rating agency fees with respect to the Registrable Securities, (ix) fees and expenses of a Qualified Independent Underwriter (as such term is defined in Schedule E to the By-Laws of the NASD) and its counsel, (x) all fees and disbursements of the underwriters (other than underwriting discounts and commissions), (xi) all transfer taxes and (xii) all expenses incurred in connection with promotional efforts or “roadshows”; provided, however, that Registration Expenses shall exclude, and the Participating Holders shall pay, underwriting discounts and commissions in respect of the Registrable Securities being registered for such Participating Holders.

1.54. “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.55. “Section 2.2 Sale Amount” has the meaning set forth in Section 2.2(c).

1.56. “Section 4 Termination Date” means (i) with respect to Section 4.1, at any time as the Common Stock then Beneficially Owned by the Holders constitutes less than 15% of the outstanding Common Stock of the Company, and (ii) with respect to Section 4.2, at any time as the number of shares of the Common Stock then Beneficially Owned by the deLaski Shareholders constitutes less than 52.8% of the number of shares of Common Stock Beneficially Owned by the deLaski Shareholders on the date hereof (after giving effect to the transactions contemplated by the Recapitalization Agreement), provided that for the purpose of calculating the number of shares of Common Stock Beneficially Owned by the deLaski Shareholders on either such date, any shares of Common Stock issuable upon exercise of any unexercised options or warrants held by the deLaski Shareholders shall be disregarded.

1.57. “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. References to a particular section of the Securities Act shall include a reference to the comparable section, if any, of any such similar federal statute.

1.58. “Selected Courts” has the meaning set forth in Section 8.4(b).

1.59. “Series A Preferred Stock” means any shares of series A preferred stock, par value $0.001 per share, of the Company.

1.60. “Shareholders’ Agreement” means the shareholders’ agreement, dated as of the date hereof, by and among the Company and certain of its shareholders, as such agreement may be amended from time to time (and to which the NMP Entities are a party with respect to certain sections therein).

1.61. “Shareholders’ Agreement Holders” means any holder of Shareholders’ Agreement Securities.

1.62. “Shareholders’ Agreement Securities” means any shares of Common Stock subject to restrictions on transfer by Section 3.1 of the Shareholders’ Agreement.

SECTION. 2. Registration Under Securities Act.

2.1.	Registration on Demand.

(a) Demand. At any time or from time to time, a Holder or Holders holding Registrable Securities may require the Company to effect the registration under the Securities Act of all or part of their respective Registrable Securities, by delivering a written request (a “Holder Demand”) therefor to the Company specifying the number of shares of Registrable Securities to be registered and the intended method of distribution thereof. As promptly as practicable, but no later than five days after receipt of a Holder Demand, the Company shall give written notice (the “Demand Exercise Notice”) of the Holder Demand to all Holders. Such Holders shall have the option, within 30 days after the receipt of the Demand Exercise Notice (or, 15 days if, at the request of the Initiating Holder, the Company states in such written notice or gives telephonic notice to each Holder, with written confirmation to follow promptly thereafter, stating that (i) such registration will be on Form S-3 and (ii) such shorter period of time is required because of a planned filing date) to request, in writing, that the Company include in such registration any Registrable Securities held by such Holder (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder). The Company shall as expeditiously as reasonably possible (but in any event within 120 days of receipt of a Holder Demand), use its best efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by the Initiating Holder and any other Holders which have made such written request. The Company shall (i) use its best efforts to effect the registration of Registrable Securities for distribution in accordance with the intended method of distribution set forth in a written request delivered by the Majority Participating Holders, which may include, at the option of such Majority Participating Holders, a distribution of Registrable Securities to, and resale of such Registrable Securities by, the partners of such Holder or Holders (a “Partner Distribution”), and (ii) if requested by the Majority Participating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

(b) Partner Distributions. Notwithstanding anything contained herein to the contrary, the Company shall, at the request of any Participating Holder seeking to effect a Partner Distribution, file any prospectus supplement or post-effective amendments and shall otherwise take any action necessary to include such language, if such language was not included in the initial registration statement, or revise such language if deemed necessary by such Participating Holder, to effect such Partner Distribution.

(c) Registration Statement Form. Registrations under this Section 2.1 shall be on such appropriate form of the SEC (i) as shall be selected by the Majority Participating Holders and as shall be reasonably acceptable to the Company and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in such Participating Holders’ requests for such registration, including, without limitation, a Partner Distribution or a continuous or delayed basis offering pursuant to Rule 415 under the Securities Act. The Company agrees to include in any such registration statement all information which, in the opinion of counsel to the Participating Holders and counsel to the Company, is necessary or desirable to be included therein.

(d) Expenses. The Company shall pay, and shall be responsible for, all Registration Expenses in connection with any registration requested pursuant to this Section 2.1. Notwithstanding the foregoing, the provisions of this Section 2.1(d) shall be deemed amended to the extent necessary to cause these expense provisions to comply with “blue sky” laws of each state or the securities laws of any other jurisdiction in the United States and its territories in which the offering is made.

(e) Effective Registration Statement. A registration requested pursuant to this Section 2.1 shall not be deemed a Demand Registration (including for purposes of Section 2.1(h)) unless a registration statement with respect thereto has become effective and has been kept continuously effective for a period of at least 180 days (or such shorter period which shall terminate when all the Registrable Securities covered by such registration statement have been sold pursuant thereto) or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer. Should a Demand Registration not become effective due to the failure of a Participating Holder to perform its obligations under this Agreement, or in the event the Majority Participating Holders withdraw or do not pursue the request for the Demand Registration as provided for in Section 2.1(g) (in each of the foregoing cases, provided that at such time the Company is in compliance in all material respects with its obligations under this Agreement), then, such Demand Registration shall be deemed to have been effected (including for purposes of Section 2.1(h)); provided, that, if (i) the Demand Registration does not become effective because a material adverse change has occurred, or is reasonably likely to occur, in the condition (financial or otherwise), prospects, business, assets or results of operations of the Company and its subsidiaries taken as a whole subsequent to the date of the delivery of the Demand Exercise Notice, (ii) after the Demand Registration has become effective, such registration is interfered with by any stop order, injunction, or other order or requirement of the SEC or other governmental agency or court, (iii) the Demand Registration is withdrawn at the request of the Majority Participating Holders due to the advice of the managing underwriter(s) that the Registrable Securities covered by the registration statement could not be sold in such offering within a price range acceptable to the Majority Participating Holders, (iv) the Demand Registration is withdrawn for any reason at any time during a Postponement Period or within ten days thereafter, or (v) the Participating Holders reimburse the Company for any and all Registration Expenses incurred by the Company in connection with such request for a Demand Registration that was withdrawn or not pursued, then the Demand Registration shall not be deemed to have been effected and will not count as a Demand Registration.

(f) Selection of Underwriters. The underwriters of each underwritten offering of the Registrable Securities pursuant to this Section 2.1 shall be selected by the Majority Participating Holders, provided that such underwriters shall be reasonably acceptable to the Company.

(g) Right to Withdraw. Any Participating Holder shall have the right to withdraw its request for inclusion of Registrable Securities in any registration statement pursuant to this Section 2.1 at any time prior to the effective date of such registration statement by giving written notice to the Company of its request to withdraw. Upon receipt of notices from the Majority Participating Holders to such effect, the Company shall cease all efforts to obtain effectiveness of the applicable registration statement, and whether the Initiating Holder’s request for registration pursuant to this Section 2.1 shall be counted as a Demand Registration for purposes of Section 2.1(h) shall be determined in accordance with Section 2.1(e).

(h) Limitations on Registration on Demand. The Holders shall be entitled to require the Company to effect, and the Company shall be required to effect, four registrations in the aggregate pursuant to this Section 2.1 (each, a “Demand Registration”); provided, however, that the Company shall not be required to effect a Demand Registration until at least 90 days after the effective date of any other registration statement filed by the Company pursuant to a previous Demand Registration. The aggregate offering value of the shares to be registered pursuant to any Demand Registration shall be at least $10 million (determined as of the date the demand is made), unless the registration is of the balance of the Registrable Securities held by the Holders.

(i) Priority in Registrations on Demand. Whenever the Company effects a registration pursuant to this Section 2.1 in connection with an underwritten offering by Holders, no securities other than Registrable Securities and Shareholders’ Agreement Securities shall be included among the securities covered by such registration unless the Majority Participating Holders consent in writing to the inclusion therein of such other securities, which consent may be subject to terms and conditions determined by the Majority Participating Holders in their sole discretion. If any registration pursuant to a Holder Demand involves an underwritten offering and the managing underwriter(s) of such offering shall inform the Company in writing of its belief that the number of Registrable Securities requested to be included in such registration pursuant to this Section 2.1, when added to the number of any other securities to be offered in such registration (including any Shareholders’ Agreement Securities), would materially adversely affect such offering, then the Participating Holders and Shareholders’ Agreement Holders shall be entitled to participate on a pro rata basis based on the number of shares of Registrable Securities and Shareholders’ Agreement Securities requested to be included in the offering by each such Participating Holder and Shareholders’ Agreement Holders.

(j) Postponement. The Company shall be entitled once in any twelve-month period to postpone for a reasonable period of time (but not exceeding 90 days) (the “Postponement Period”) the filing of any registration statement required to be prepared and filed by it pursuant to this Section 2.1 if (i) such postponement is required by applicable law arising from events outside of the control of the Company or (ii) the Company determines, in its reasonable judgment upon advice of counsel, as authorized by a resolution of its Board, that such registration and offering would require premature disclosure of any material financing, acquisition, corporate reorganization, business combination or other material transaction involving the Company or any of its subsidiaries, and promptly gives the Participating Holders written notice of such determination, containing a statement of the reasons for such postponement and an approximation of the anticipated delay.

2.2.	Incidental Registration.

(a) Right to Include Registrable Securities. If the Company at any time proposes to register any of its equity securities under the Securities Act by registration on Form S-1, S-2 or S-3, or any successor or similar form(s) (except registrations (i) pursuant to Section 2.1, (ii) solely for registration of equity securities in connection with an employee benefit plan or dividend reinvestment plan on Form S-8 or any successor form thereto or (iii) in connection with any acquisition or merger on Form S-4 or any successor form thereto), whether or not for sale for its own account, it will each such time give prompt written notice (but in no event less than 30 days prior to the initial filing of a registration statement with respect thereto) to each of the Holders of its intention to do so and such notice shall offer the Holders of such Registrable Securities the opportunity to register under such registration statement such number of Registrable Securities as each such Holder may request in writing. Upon the written request of any of the Holders (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder), made as promptly as practicable, and in any event, within 30 days after the receipt of any such notice (or 15 days if the Company states in such written notice or gives telephonic notice to each Holder, with written confirmation to follow promptly thereafter, stating that (i) such registration will be on Form S-3 and (ii) such shorter period of time is required because of a planned filing date), the Company shall include in such registration under the Securities Act all Registrable Securities which the Company has been so requested to register by each Holder; provided, however, that if, at any time after giving written notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such equity securities, the Company shall give written notice of such determination and its reasons therefor to the Holders and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from any obligation of the Company to pay the Registration Expenses in connection therewith as provided for in Section 2.2(d)), without prejudice, however, to the rights of the Holders to request that such registration be effected as a registration under Section 2.1 and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities. No registration effected under this Section 2.2 shall relieve the Company of its obligation to effect any registration upon request under Section 2.1.

(b) Right to Withdraw; Option to Participate in Shelf Takedowns. Any Holder shall have the right to withdraw its request for inclusion of Registrable Securities in any registration statement pursuant to this Section 2.2 at any time prior to the effective date of such registration statement by giving written notice to the Company of its request to withdraw. In the event that the Holder has requested inclusion of Registrable Securities in a shelf registration, the Holder shall have the right, but not the obligation, to participate in any offering of the Company’s equity securities under such shelf registration.

(c) Priority in Incidental Registrations. If any registration pursuant to this Section 2.2 involves an underwritten offering and the managing underwriter(s) of such offering shall inform the Company in writing of its belief that the number of Registrable

Securities requested to be included in such registration or offering, when added to the number of other equity securities to be offered in such registration or offering (including any Shareholders’ Agreement Securities), would materially adversely affect such offering, then the Company shall include in such registration or offering, to the extent of the number and type which the Company is so advised can be sold in (or during the time of) such registration or offering without so materially adversely affecting such registration or offering (the “Section 2.2 Sale Amount”), (i) all of the securities proposed by the Company to be sold for its own account; (ii) thereafter, to the extent the Section 2.2 Sale Amount is not exceeded, the Registrable Securities and Shareholders’ Agreement Securities requested by the Participating Holders and Shareholders’ Agreement Holders (provided that if all of the Registrable Securities and Shareholders’ Agreement Securities requested by the Participating Holders and Shareholders’ Agreement Holders may not be included, the Participating Holders and Shareholders’ Agreement Holders shall be entitled to participate on a pro rata basis based on the aggregate number of shares of Registrable Securities and Shareholders’ Agreement Securities requested by the Participating Holders and Shareholders’ Agreement Holders to be registered); and (iii) thereafter, to the extent the Section 2.2 Sale Amount is not exceeded, any other securities of the Company requested to be included by Company shareholders holding other such registration rights.

(d) Expenses. The Company shall pay, and shall be responsible for, all Registration Expenses in connection with any registration requested pursuant to this Section 2.2. Notwithstanding the foregoing, the provisions of this Section 2.2(d) shall be deemed amended to the extent necessary to cause these expense provisions to comply with “blue sky” laws of each state or the securities laws of any other jurisdiction in the United States and its territories in which the offering is made.

(e) Selection of Underwriters. The underwriters of each underwritten offering of the Registrable Securities pursuant to this Section 2.2 shall be selected by the Majority Participating Holders, provided that such underwriters shall be reasonably acceptable to the Company.

(f) Plan of Distribution; Partner Distributions. Any participation by Holders in a registration by the Company shall be in accordance with the Company’s plan of distribution, which shall include, upon the written request of such Holder or Holders, a Partner Distribution. Notwithstanding anything contained herein to the contrary, the Company shall, at the request of any Holder seeking to effect a Partner Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action necessary to include such language, if such language was not included in the initial registration statement, or revise such language if deemed reasonably necessary by such Holder to effect such Partner Distribution.

2.3.	Registration Procedures.

(a) If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act pursuant to either Section 2.1 or Section 2.2 hereof, the Company shall as expeditiously as reasonably possible:

(i) prepare and file with the SEC as soon as practicable (and in the case of a demand pursuant to Section 2.1, within 45 days after receipt by the Company of a Demand Exercise Notice) a registration statement on an appropriate registration form of the SEC for the disposition of such Registrable Securities in accordance with the intended method of disposition thereof (including, without limitation, a Partner Distribution) which registration statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, and thereafter use its best efforts to cause such registration statement to become and remain effective (A) with respect to an underwritten offering, for a period of at least 180 days or until all shares subject to such registration statement have been sold, and (B) with respect to a shelf registration, until the later of (1) the sale of all Registrable Securities thereunder and (2) the earlier of the tenth anniversary of the date of this Agreement and the third anniversary of the effective date of such shelf registration;

(ii) prepare and file with the SEC any amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the intended methods of disposition by the Participating Holders set forth in such registration statement for such period as provided for in Section 2.3(a)(i) above;

(iii) furnish, without charge, to each Participating Holder and each underwriter such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as the Majority Participating Holders and such underwriters may request (it being understood that the Company consents to the use of such prospectus or any amendment or supplement thereto by each Participating Holder and the underwriters in connection with the offering and sale of the Registrable Securities covered by such prospectus or any amendment or supplement thereto);

(iv) use its best efforts (A) to register or qualify all Registrable Securities and other securities covered by such registration statement under such state securities or blue sky laws where an exemption is not available and as the Majority Participating Holders or any managing underwriter shall reasonably request, (B) to keep such registration or qualification in effect for so long as such registration statement remains in effect, and (C) to take any and all other actions which may be necessary or advisable to enable the Participating Holders or underwriters to consummate the disposition in such jurisdictions of the securities to be sold by the Participating Holders or underwriters, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not, but for the requirements of this Section 2.3(a)(iv), be obligated to be so qualified;

(v) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary in the opinion of counsel to the Company and counsel to the Participating Holders to consummate the disposition of such Registrable Securities;

(vi) furnish to each Participating Holder and each underwriter a signed counterpart of (A) an opinion of counsel for the Company and (B) a “comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such registration statement, in each case, addressed to each Participating Holder and each underwriter covering matters with respect to such registration statement (and the prospectus included therein) as such Majority Participating Holders and managing underwriter(s) shall request;

(vii) promptly notify each Participating Holder and each managing underwriter (A) when such registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto or post-effective amendment to such registration statement has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective; (B) of the receipt by the Company of any comments from the SEC or receipt of any request by the SEC for additional information with respect to any registration statement or the prospectus related thereto or any request by the SEC for amending or supplementing the registration statement and the prospectus used in connection therewith; (C) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose; (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose; and (E) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and in the case of this clause (E), promptly prepare and furnish, at the Company’s expense, to each Participating Holder and each managing underwriter a number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; and (F) at any time when the representations and warranties of the Company contemplated by Section 2.4(a) or (b) hereof cease to be true and correct;

(viii) otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as practicable (and in any event within 16 months after the effective date of the registration statement), an earnings statement covering the period of at least twelve consecutive months beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(ix) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(x) (A) use its best efforts to cause all Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) if no similar securities are then so listed, use its best efforts to (1) cause all such Registrable Securities to be listed on a national securities exchange or (2) secure designation of all such Registrable Securities as a National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) “national market system security” within the meaning of Rule 11Aa2-1 of the SEC or (3) failing that, to secure Nasdaq authorization for such shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such shares with the NASD;

(xi) deliver promptly to counsel to the Participating Holders and each underwriter, if any, participating in the offering of the Registrable Securities, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to such registration statement;

(xii) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement;

(xiii) provide a CUSIP number for all Registrable Securities, no later than the effective date of the registration statement and provide the applicable transfer agents with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company; and

(xiv) cause its officers and employees to participate in, and to otherwise facilitate and cooperate with the preparation of the registration statement and prospectus and any amendments or supplements thereto (including participating in meetings, drafting sessions, due diligence sessions and the marketing of the Registrable Securities covered by the registration statement (including, without limitation, participation in “road shows”) taking into account the Company’s business needs;

(xv) enter into and perform its obligations under such customary agreements (including, without limitation, if applicable, an underwriting agreement as provided for in Section 2.4 herein) and take such other actions as the Majority Participating Holders or managing underwriter(s) shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(xvi) promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter(s) or Majority Participating Holders request to be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(xvii) cooperate with each Participating Holder and each underwriter, and their respective counsel in connection with any filings required to be made with the NASD, New York Stock Exchange, or any other securities exchange on which such Registrable Securities are traded or will be traded;

(xviii) promptly prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus contained therein (after the initial filing of such registration statement) provide copies of such document to counsel for the Participating Holders and to each managing underwriter, and make the Company’s representatives available for discussion of such document and make such changes in such document concerning the Participating Holders prior to the filing thereof as counsel for such Participating Holders or underwriters may reasonably request;

(xix) furnish to each Participating Holder and each managing underwriter(s), without charge, at least one signed copy of the registration statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(xx) cooperate with the Participating Holders and the managing underwriter(s) to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the Participating Holders at least five business days prior to any sale of Registrable Securities and instruct any transfer agent or registrar of Registrable Securities to release any stop transfer orders in respect thereof;

(xxi) to the extent required by the rules and regulations of the NASD, retain a Qualified Independent Underwriter, which shall be acceptable to the Majority Participating Holders; and

(xxii) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such action as is necessary to make any such prohibition inapplicable.

(b) Each Participating Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.3(a)(vii)(C) or (E), each Participating Holder will, to the extent appropriate, discontinue its disposition of

Registrable Securities pursuant to the registration statement relating to such Registrable Securities until, in the case of Section 2.3(a)(vii)(C), its receipt of notice from the Company that such stop order or suspension of effectiveness is no longer in effect, and in the case of Section 2.3(a)(vii)(E), its receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.3(a)(vii)(E) and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in its possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. If the disposition by a Participating Holder of its securities is discontinued pursuant to the foregoing sentence, the Company shall extend the period of effectiveness of the registration statement by the number of days during the period from and including the date of the giving of such notice to and including the date when the Participating Holder shall have received (in the case of Section 2.3(a)(vii)(C)) notice that such stop order or suspension of effectiveness is no longer in effect, and (in the case of Section 2.3(a)(vii)(E)) copies of the supplemented or amended prospectus contemplated by Section 2.3(a)(vii)(E); and, if the Company shall not so extend such period, the Participating Holder’s request pursuant to which such registration statement was filed shall not be counted for purposes of the requests for registration to which the Participating Holder is entitled pursuant to Section 2.1 hereof. If for any other reason the effectiveness of any registration statement filed pursuant to Section 2.1 or Section 2.2 is suspended or interrupted prior to the expiration of the time period regarding the maintenance of the effectiveness of such registration statement required by Section 2.3(a)(i) so that Registrable Securities may not be sold pursuant thereto, the applicable time period shall be extended by the number of days equal to the number of days during the period beginning with the date of such suspension or interruption to and ending with the date when the sale of Registrable Securities pursuant to such registration statement may be resumed.

(c) If any such registration statement or comparable statement under “blue sky” laws refers to any Holder by name or otherwise as the holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any state “blue sky” or securities law then in force, the deletion of the reference to such Holder.

(d) Holders may seek to register different types of Registrable Securities simultaneously and the Company shall use its best efforts to effect such registration and sale in accordance with the intended method or methods of disposition specified by such holders.

2.4.	Underwritten Offerings.

(a) Demanded Underwritten Offerings. If requested by the underwriters for any underwritten offering by the Participating Holders pursuant to a registration requested under Section 2.1, the Company shall enter into a customary underwriting agreement with the managing underwriter(s) selected by the Majority Participating Holders (in accordance with Section 2.1(f) hereto) and reasonably satisfactory to the Company. Such underwriting agreement shall be reasonably satisfactory in form and substance to the Majority Participating Holders and the Company and shall contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, customary provisions relating to indemnification and contribution which are no less favorable to the recipient than those provided in Section 2.6 hereof. Each Participating Holder shall be a party to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of each Participating Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of each Participating Holder; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Participating Holder for inclusion in the registration statement. No Participating Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Participating Holder, its ownership of and title to the Registrable Securities, and its intended method of distribution; and any liability of any Participating Holder to any underwriter or other person under such underwriting agreement shall be limited to liability arising from breach of its representations and warranties and shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

(b) Incidental Underwritten Offerings. In the case of a registration pursuant to Section 2.2 hereof, if the Company shall have determined to enter into an underwriting agreement in connection therewith, all of the Registrable Securities to be included in such registration shall be subject to such underwriting agreements. The Participating Holders may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Participating Holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Participating Holders; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Participating Holder for inclusion in the registration statement. None of the Participating Holders shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Participating Holder, its ownership of and title to the Registrable Securities and its intended method of distribution; and any liability of any Participating Holder to any underwriter or other Person under such underwriting agreement shall be limited to liability arising from breach of its representations and warranties and shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

(c) Participation in Underwritten Registrations. In the case of an underwritten registration pursuant to Section 2.1 or Section 2.2 hereof, as the Company may from time to time reasonably request in writing, the Company may require the Participating Holders (i) to furnish the Company such information regarding such Participating Holders and the distribution of the Registrable Securities to enable the Company to comply with the requirements of applicable laws or regulations in connection with such registration and (ii) to complete and execute all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements. The Company shall not be obligated to effect the registration of any Registrable Securities of a particular Participating Holder unless such information and documents regarding such Participating Holder and the distribution of such Participating Holder’s Registrable Securities is provided to the Company.

2.5. Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give the Participating Holders, the managing underwriter(s), and their respective counsel, accountants and other representatives and agents the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto or comparable statements under securities or blue sky laws of any jurisdiction, and give each of the foregoing parties access to its books and records, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and such opportunities to discuss the business of the Company and its subsidiaries with their respective directors, officers and employees and the independent public accountants who have certified the Company and its subsidiaries’ financial statements, and supply all other information and respond to all inquiries requested by such Participating Holders, managing underwriter(s), or their respective counsel, accountants or other representatives or agents in connection with such registration statement, as shall be necessary or appropriate, in the opinion of counsel to such Participating Holder or managing underwriter(s), to conduct a reasonable investigation within the meaning of the Securities Act, and the Company shall not file any registration statement or amendment thereto or any prospectus or supplement thereto to which the Majority Participating Holders or the managing underwriter(s) shall object.

2.6.	Indemnification.

(a) Indemnification by the Company. The Company agrees that in the event of any registration of any Registrable Securities under the Securities Act, the Company shall, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, (i) each of the Holders and their Affiliates, (ii) each of the Holders’ and their Affiliates’ respective Affiliates, officers, directors, successors, assigns, members, partners, shareholders, employees, advisors, representatives, and agents, (iii) each other Person who participates as an underwriter or Qualified Independent Underwriter in the offering or sale of such securities, (iv) each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of the Persons listed in clauses (i), (ii), (iii) or (iv), and (v) any representative (legal or otherwise) of any of the Persons listed in clauses (i), (ii), (iii) or (iv) (collectively, the “Indemnitees”), from and against any losses, penalties, fines, liens, judgments, suits, claims, damages, liabilities, costs and expenses (including attorney’s fees and any amounts paid in any settlement effected in compliance with Section 2.6(e)) or liabilities, joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof, and whether or not such Indemnitee is a party thereto) (“Losses”), to which such Indemnitee has become or may become subject under the Securities Act or otherwise, insofar as such Losses arise out of, relate to or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, or any preliminary prospectus, final prospectus or summary prospectus contained therein, any amendment or supplement thereto, or any documents incorporated by reference therein, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company shall reimburse such Indemnitee for any reasonable legal or any other fees or expenses reasonably incurred by it in connection with investigating or defending any such Loss; provided that the Company shall not be liable to an Indemnitee to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, or document incorporated by reference, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnitee, which specifically states that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement.

(b) Indemnification by Participating Holders. As a condition to including any Registrable Securities in any registration statement, the Company shall have received an undertaking reasonably satisfactory to it from each Participating Holder so including any Registrable Securities to, severally and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, (i) the Company, each director and officer of the Company, and each other Person, if any, who controls the Company within the meaning of the Securities Act or Exchange Act and (ii) any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act), from and against any Losses to which such indemnified parties have become or may become subject under the Securities Act or otherwise, insofar as such Losses arise out of, relate to or are based upon any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, but only to the extent such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by such Participating Holder to the Company which specifically states that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, and such Participating Holder shall reimburse such indemnified party for any reasonable legal or any other fees or expenses reasonably incurred by them in connection with investigating or defending any such Loss; provided, however, that the aggregate liability of such indemnifying party under this Section 2.6(b) shall be limited to the amount of proceeds (net of expenses and underwriting discounts and commissions) received by such indemnifying party in the offering giving rise to such liability. Each Participating Holder shall also indemnify and hold harmless all other prospective sellers and Participating Holders, their respective Affiliates, officers, directors, successors, assigns, members, partners, shareholders, employees, advisors, representatives (legal or otherwise), and agents, and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any such seller or Participating Holder to the same extent as provided above with respect to indemnification of the Company and underwriters.

(c) Notices of Claims. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Section 2.6(a) or Section 2.6(b), such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action or proceeding; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 2.6(a) or Section 2.6(b), except to the extent that the indemnifying party is actually and materially prejudiced by such failure to give notice, and shall not relieve the indemnifying party from any liability which it may have to the indemnified party otherwise than under this Section 2.6.

(d) Defense of Claims. In case any such action or proceeding is brought against an indemnified party, except as provided for in the next sentence, the indemnifying party shall be entitled to participate therein and assume the defense thereof, jointly with any other indemnifying party, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by the indemnified party of such counsel, the indemnifying party shall not be liable to such indemnified party for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and the indemnified party shall be entitled to participate in such defense at its own expense. If (i) the indemnifying party fails to notify the indemnified party in writing, within 15 days after the indemnified party has given notice of the action or proceeding, that the indemnifying party will indemnify the indemnified party from and against all Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (ii) the indemnifying party fails to provide the indemnified party with evidence acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against the claim or proceeding and fulfill its indemnification obligations hereunder, (iii) after electing to participate in and assume the defense of such action or proceeding, the indemnifying party fails to defend diligently the action or proceeding within 10 days after receiving notice of such failure from such indemnified party; (iv) such indemnified party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such indemnified party or other indemnified parties which are not available to the indemnifying party; or (v) if such indemnified party reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the indemnified party and the indemnifying party may have different, conflicting, or adverse legal positions or interests then, in any such case, the indemnified party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any fees and expenses therefor.

(e) Consent to Entry of Judgment and Settlements. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld, provided, that, in the case where the indemnifying party shall have failed to take any of the actions listed in clauses (i), (ii) or (iii) of the last sentence of Section 2.6(d), the indemnified party shall have the right to compromise or settle such action on behalf of and for the account, expense, and risk of the indemnifying party and the indemnifying party will remain responsible for any Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the action or proceeding to the fullest extent provided in this Section 2.6. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party and (C) does not require any action other than the payment of money by the indemnifying party.

(f) Contribution. If for any reason the indemnification provided for in Sections 2.6(a), (b) or (g) is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then, in lieu of the amount paid or payable under Sections 2.6(a), (b) or (g), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and the indemnified party on the other, with respect to the statements or omissions which resulted in such Loss, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or if the allocation provided in this clause (ii) provides a greater amount to the indemnified party than clause (i) above, in such proportion as shall be appropriate to reflect not only the relative fault but also the relative benefits received by the indemnifying party and the indemnified party from the offering of the securities covered by such registration statement as well as any other relevant equitable considerations. The relative fault shall be determined by a Selected Court with reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.6(f) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentence of this Section 2.6(f). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections

2.6(a), (b) or (g) shall be deemed to include, subject to the limitations set forth in Sections 2.6(a), (b) and (g), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding anything in this Section 2.6(f) to the contrary, no Participating Holder shall be required to contribute any amount in excess of the proceeds (net of expenses and underwriting discounts and commissions) received by such Participating Holder from the sale of the Registrable Securities in the offering to which the Losses of the indemnified parties relate.

(g) Other Indemnification. Indemnification and contribution similar to that specified in the preceding subsections of this Section 2.6 (with appropriate modifications) shall be given by the Company and the Participating Holders with respect to any required registration or other qualification of securities under state or blue sky law or regulation. The indemnification agreements contained in this Section 2.6 shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee or other indemnified party and shall survive the transfer of any of the Registrable Securities by any such party.

(h) Indemnification Payments. The indemnification and contribution required by this Section 2.6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss is incurred.

2.7.	Limitation on Sale of Securities.

(a) For the Company and Others. If the Company receives a request for registration pursuant to an underwritten offering of Registrable Securities pursuant to Section 2.1 or 2.2 hereof, and if such a request is being implemented or has not been withdrawn or abandoned, the Company agrees that (i) the Company shall not effect any public or private offer, sale, distribution or other disposition of any of its equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Company or effect any registration of any of such securities under the Securities Act (in each case, other than (x) option grants to employees pursuant to the Company’s option plan, (y) as part of such registration and (z) as a registration using Form S-8 or any successor or similar form which is then in effect), whether or not for sale for its own account, during the period beginning on the date the Company receives such request until 180 days after the effective date of such registration (or such shorter period as the managing underwriter(s) may require) and (ii) the Company shall use its best efforts to obtain from each of its officers, directors and beneficial owners of 5% or more of Common Stock, an agreement not to effect any public or private offer, sale, distribution or other disposition of Common Stock, or any securities that are convertible or exchangeable or exercisable for Common Stock, during the period referred to in clause (i) of this paragraph, including, without limitation, a sale pursuant to Rule 144 under the Securities Act. The Company agrees to cause each holder of Common Stock, or any securities that are convertible or exchangeable or exercisable for Common Stock, purchased or otherwise acquired from the Company (other than in a public offering) at any time after the date of this Agreement to agree not to effect any public or private offer, sale, distribution or other disposition of any such securities during the period referred to in clause (i) of the preceding sentence, including, without limitation, a sale pursuant to Rule 144 under the Securities Act.

(b) For the Holders. If the Company receives a request for registration pursuant to an underwritten offering of Registrable Securities pursuant to Section 2.1 or 2.2 hereof (and if such a request is being implemented or has not been withdrawn or abandoned), each Holder agrees that, to the extent requested in writing by the managing underwriter(s), it will not effect any public or private offer, sale, distribution or other disposition of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such Registrable Securities, including, without limitation, any sale pursuant to Rule 144 under the Securities Act, during the 180 day-period beginning on the effective date of such registration statement (or such shorter period as the managing underwriter(s) may require), provided that each Holder has received the written notice required by Sections 2.1(a) and 2.2(a); and further, provided, that in connection with such underwritten offering each officer and director of the Company is subject to restrictions substantially equivalent to those imposed on the Holders.

2.8. No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any of the Holders to sell any Registrable Securities pursuant to any effective registration statement.

2.9. Rule 144; Rule 144A; Regulation S. The Company covenants that, at its own expense, it will file the reports required to be filed by it under the Securities Act and the Exchange Act, and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of a Holder, the Company, at its own expense, will promptly deliver to such Holder (i) a written statement as to whether it has complied with such requirements (and such Holder shall be entitled to rely upon the accuracy of such written statement), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents as such Holder may reasonably request in order to avail itself of any rule or regulation of the SEC allowing it to sell any Registrable Securities without registration.

2.10. Adjustments. At the request of the NMP Entities, in the event of any change in the capitalization of the Company as a result of any stock split, stock dividend, reverse split, combination, recapitalization, merger, consolidation, or otherwise, the provisions of this Section 2 shall be appropriately adjusted. The Company agrees that it shall not effect or permit to occur any combination or subdivision of shares which would adversely affect the ability of the Holders to include any Registrable Securities in any registration contemplated by this Agreement or the marketability of such Registrable Securities in any such registration. The Company agrees that it will take all steps necessary to effect a combination or subdivision of shares if in the judgment of the NMP Entities or managing underwriter(s) such combination or subdivision would enhance the marketability of the Registrable Securities.

SECTION. 3. Subsequent Registration Rights; No Inconsistent Agreements.

3.1. Limitations on Subsequent Registration Rights. From and after the date of this Agreement until the Holders and their respective assigns shall no longer hold any Registrable Securities, without the prior written consent of the NMP Entities, the Company shall not enter into an agreement (other than the Shareholders’ Agreement) that grants a holder or prospective holder of any securities of the Company demand or incidental registration rights that by their terms are not subordinate to the registration rights granted to the Holders in this Agreement. Notwithstanding the foregoing, if after the date of this Agreement the Company enters into any other agreement with respect to the registration of any of its equity securities, and the terms contained therein are more favorable to, or less restrictive on, the other party thereto than the terms and conditions contained in this Agreement (insofar as they are applicable) with respect to the Holders, then the terms of this Agreement shall immediately be deemed to have been amended without further action by the Company or the Holders so that the Holders shall be entitled to the benefit of any such more favorable or less restrictive terms or conditions.

3.2. No Inconsistent Agreements. The Company will not, on or after the date of this Agreement, enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders in Section 2 or otherwise conflicts with the provisions of Section 2, other than any customary lock-up agreement with the underwriters in connection with any offering effected hereunder, pursuant to which the Company shall agree not to register for sale, and the Company shall agree not to sell or otherwise dispose of, Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a specified period (not to exceed 180 days) following such offering. The Company warrants that the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with any other agreements to which the Company is a party or by which it is bound. Other than the Shareholders’ Agreement, the Company is not bound by any agreement with respect to its securities granting any registration rights to any Person.

SECTION. 4. Negative Covenants.

4.1. Rights of the NMP Entities. At any time prior to the Section 4 Termination Date, the Company shall not, and shall cause each of its subsidiaries not to, take any of the following actions without the prior written consent of the NMP Entities:

(a) consolidate or merge into or with any other Person, sell or transfer all or substantially all of its assets to another Person, or enter into any other similar business combination transaction (other than any such transaction entered into solely between or among the Company and any of its wholly owned subsidiaries);

(b) enter into any transaction (other than transactions between or among the Company and any of its wholly owned subsidiaries or between wholly owned subsidiaries) with any shareholder holding more than 1% of the Company’s outstanding Common Stock, director, officer or employee of the Company or any of its subsidiaries, or any Affiliate of any such shareholder, director, officer or employee, unless such transaction (i) is determined by a majority of the Board to be fair and reasonable to the Company and (ii) is approved by a majority of the members of the Board that are disinterested in such transaction;

(c) change significantly the scope or nature of the Company’s and its subsidiaries’ business or operations, taken as a whole;

(d) incur, create, suffer to exist, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness of more than $10 million (individually or in the aggregate during the term of this Agreement); provided, that no such consent shall be required with respect to any Indebtedness incurred under (i) the Company’s Credit Agreement in the form entered into by the Company with affiliates of Credit Suisse First Boston on the date hereof or (ii) under any amendment to or refinancing of such Credit Agreement, or pursuant to any other agreement so long as the entry by the Company into such amendment, refinancing agreement or other agreement was previously consented to by the NMP Entities in accordance with this Section 4.1(d);

(e) sell, lease, transfer or otherwise dispose of any asset or group of assets (other than in the ordinary course of business), in an aggregate amount (during the term of this Agreement) with a book value or fair market value of $10 million or more;

(f) purchase, acquire or obtain any capital shares or other proprietary interest, directly or indirectly, in any other entity or related entities, or enter into or commit to enter into or make any investment in any joint ventures or partnerships, or establish any entity, including, without limitation, an Affiliate of the Company;

(g) purchase, acquire or obtain any business or assets of another Person or related Persons in one transaction or a series of related transactions for consideration (including assumed liabilities) having a value in excess of $5 million;

(h) pay or declare any dividend or distribution on any shares of its capital stock (other than dividends on the Common Stock payable in additional shares of Common Stock and dividends from a wholly owned subsidiary to its parent company) or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, of any shares of its capital stock (other than redemptions, retirements, purchases or acquisitions of capital stock pursuant to the Shareholders’ Agreement or an employment agreement approved by the Board);

(i) issue, sell, offer for sale or solicit offers to buy (by merger or otherwise) any shares of Common Stock or any Convertible Securities or non-convertible or non-exchangeable equity or debt securities or rights to acquire such non-convertible or non-exchangeable equity or debt securities, other than (1) the granting of options to purchase shares of Common Stock (or the issuance of such Common Stock upon the exercise thereof) pursuant to the Company’s stock option plan, which grants have been approved by the Board (or a committee thereof), including at least one NMP Director, or (2) pursuant to a stock dividend or upon any stock split or other subdivision or combination of shares of the Company’s capital stock;

(j) increase the number of directors comprising the Company’s Board to more than eight directors;

(k) amend, repeal or change (whether by merger, consolidation or otherwise) any of the provisions of its Articles of Incorporation or bylaws in any manner adverse to the Holders;

(l) become a party to any agreement which by its terms restricts the Company’s performance under this Agreement or the Shareholders’ Agreement;

(m) change its independent auditors (other than to a “Big 4” accounting firm);

(n) grant any severance or termination pay to any of the Company’s executive officers except (A) payments made pursuant to any written agreements outstanding on the date hereof and furnished to the Holders on or prior to the date hereof, (B) in the ordinary course of business consistent with past practice, or (C) as determined by counsel to the Company to be required by applicable law;

(o) enter into, amend or modify any contract that would purport to apply to any of the NMP Entities;

(p) remove or replace, or establish the level or form of compensation payable to, any of the Company’s executive officers, except in the ordinary course of business consistent with past practice; or

(q) agree or otherwise commit to take any of the actions set forth above (unless such commitment is expressly conditioned on obtaining approval of the NMP Entities).

4.2. Rights of the deLaski Shareholders. At any time prior to the Section 4 Termination Date, the Company shall not, and shall cause each of its subsidiaries not to, take any of the following actions without the prior written consent of the Majority Voting deLaski Shareholders:

(a) amend, repeal or change any of the provisions of the Advisory Agreement;

(b) enter into any transaction (other than transactions between or among the Company and any of its wholly owned subsidiaries or between wholly owned subsidiaries) with any shareholder holding more than 1% of the Company’s outstanding Common Stock, director, officer or employee of the Company or any of its subsidiaries, or any Affiliate of any such shareholder, director, officer or employee, unless such transaction (i) is determined by a majority of the Board to be fair and reasonable to the Company and (ii) either (x) is approved by a majority of the members of the Board that are disinterested in such transaction, or (y) is on terms at least as favorable to the Company as the terms which would be available from an independent third party at arm’s length; provided, that this Section 4.2(b) shall not be applicable with respect to any transaction between the Company and any of the NMP Entities or any of their Affiliates pursuant to any agreement entered into on or prior to the date hereof; or

(c) agree or otherwise commit to take any of the actions set forth above (unless such commitment is expressly conditioned on obtaining approval of the Majority Voting deLaski Shareholders).

SECTION. 5. Rights of First Refusal.

5.1.	Rights of First Refusal to Purchase Offered Securities.

(a) Offered Securities. Except for Permitted Issuances, if at any time after the date hereof, the Company proposes to issue (including out of treasury) any shares of Common Stock or any Convertible Securities (the “Convertible Offered Securities”) or any non-convertible equity or debt securities or rights to acquire such non-convertible equity or debt securities (the “Non-Convertible Offered Securities,” together with the Convertible Offered Securities, the “Offered Securities”), to any Person (an “Offeree”), such issuance to the Offeree shall be subject to the right of first refusal to purchase of each Holder and each deLaski Shareholder as set forth below in this Section 5.1.

(b) Right of First Refusal. The Company shall offer to sell to each Holder and each deLaski Shareholder, and each Holder and each deLaski Shareholder shall have the right, but not the obligation, to purchase from the Company, a number of such Offered Securities equal to (x) the aggregate number of such Offered Securities to be issued by the Company multiplied by such Holder’s or deLaski Shareholder’s Offered Percentage plus (y) the aggregate number of Refused Securities multiplied by such Holder’s or deLaski Shareholder’s Offered Percentage; provided, that, the allocation of Refused Securities set forth in clause (y) shall be repeated with respect to any Refused Securities not allocated for purchase until all Refused Securities have been allocated for purchase by Holders or deLaski Shareholders or until no Holders or deLaski Shareholders desire to purchase additional Refused Securities.

5.2. Issuance Notice. The Company shall give each Holder and each deLaski Shareholder at least 20 days prior written notice of any proposed issuance of Offered Securities which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance, including the amount of the Offered Securities to be issued, the terms thereof, the purchase price therefor and a summary of other materials terms of the proposed issuance (the “Issuance Notice”).

5.3. Election Notice. Each Holder and each deLaski Shareholder shall be entitled to purchase its portion of the Offered Securities as determined pursuant to Section 5.1(b), at the same price, on the same terms and at the same time as the Offered Securities are issued to the Offeree (or if all Offered Securities have been agreed to be purchased by the Holders and/or deLaski Shareholders, at the same price, on the same terms and at the same time the Offered Securities are sold to the other Holders and/or deLaski Shareholders) by the delivery of a written notice to the Company within 15 days after the delivery of the Issuance Notice of the Holder’s or deLaski Shareholders election to purchase such Offered Securities (the “Election Notice”).

5.4. Terms of Purchase and Sale; Revival of Rights. If such Holders or deLaski Shareholders elect to purchase less than all of the Offered Securities, the Company may issue such remaining Offered Securities to the Offeree at the same price and on the same terms as set forth in the Issuance Notice no later than the 30th day following the date that is 15 days after the date of delivery of the Issuance Notice (or such earlier or later date agreed to by the Company and the Holders participating in such purchase, or if no Holders are participating in such purchase, by the NMP Entities). If the Company does not consummate the issuance of all or part of the remaining Offered Securities to the Offeree on such date, the rights provided in this Section 5 shall be deemed to be revived and such Offered Securities shall not be offered unless first re-offered to the Holders and deLaski Shareholders in accordance with this Section 5. So long as the NMP Entities are purchasing any Offered Securities, the purchase of any Offered Securities by any Holder or deLaski Shareholder will be subject in all cases to the execution and delivery by the Company and such Holder or such deLaski Shareholder of a purchase agreement relating to such Offered Securities in form and substance similar in all material respects to the purchase agreement executed and delivered between the Company and the NMP Entities.

5.5. Additional Provisions.

(a) Assignment of Rights. Notwithstanding anything contained herein to the contrary, the rights of a deLaski Shareholder to purchase any Offered Securities may be transferred by such deLaski Shareholder to any Permitted Transferee provided that such Permitted Transferee executes and delivers to the Company a written instrument by which such Permitted Transferee agrees to be bound by the obligations imposed upon deLaski Shareholders under this Agreement and the Shareholders’ Agreement to the same extent as if such Permitted Transferee were a party hereto and thereto (or a counterpart to this Agreement and the Shareholders’ Agreement and agrees to be treated as a “deLaski Shareholder” for all purposes of this Agreement and the Shareholders’ Agreement).

(b) Exercise of Rights. Notwithstanding anything to the contrary in this Section 5, if the Offeree is a strategic investor in the Company, no deLaski Shareholder shall have any rights pursuant to Section 5.1, unless at least one Holder shall exercise the Holders’ rights to purchase Offered Securities.

(c) No Waiver; Breach. The election by any Holder or deLaski Shareholder not to exercise its rights to purchase any Offered Securities under this Section 5 in any one instance shall not affect such Holder’s or deLaski Shareholder’s rights as to any subsequent proposed issuance of Offered Securities. Any issuance of Offered Securities by the Company without first giving the Holders and deLaski Shareholders the rights set forth in this Section 5 shall be void and of no force and effect, and the Company shall not register such issuance on the books and records of the Company.

5.6. Termination. The provisions of this Section 5 shall terminate on the effective date of the registration statement relating to the Company’s initial public offering of Common Stock and shall not be applicable with respect to the sale of any securities of the Company in such initial public offering.

SECTION. 6. Representations and Warranties

6.1. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party has full power and authority to execute, deliver and perform such party’s obligations under this Agreement in accordance with the terms hereof.

(b) This Agreement has been duly and validly authorized, executed and delivered by such party, and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof except to the extent that such enforceability may be limited by bankruptcy, insolvency or other similar laws or by general equitable principles.

(c) The execution, delivery and performance of this Agreement by such party does not (x) violate, conflict with, or constitute a breach of or default under the organizational documents of such party or any material agreement to which it is a party or by which it is bound or (y) violate any law, regulation, order, writ, judgment, injunction or decree applicable to such party.

(d) No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by such party in connection with the execution and delivery hereof or the consummation of the transactions contemplated hereby.

SECTION. 7. Voting Agreement.

7.1. Election of Directors. From and after the date hereof, the Company shall take all necessary or desirable action within its control (including recommending to shareholders of the Company the election of the Designated Directors) to cause the following individuals designated as described below to be elected as directors of the Company in connection with each annual or special meeting held, or written consent solicited, for the election of directors of the Company following the date hereof:

(a) Section 3.3 of Article 3 of the Company’s Articles of Incorporation provides that the holders of Series A Preferred Stock shall be entitled to elect certain directors to the Board. Accordingly, so long as NMP owns a majority of the outstanding shares of Series A Preferred Stock, it shall have the right to designate a number of persons to the Board representing at least a majority of the full Board; provided that at such time, if any, as the Common Stock then Beneficially Owned by the NMP Holders constitutes less than 33 1/3% but at least 15% of the outstanding Common Stock of the Company, the number of directors NMP shall have the right to designate shall be three; provided, further, that at such time, if any, as the Common Stock then Beneficially Owned by the NMP Holders constitutes less than 15% but at least 5% of the outstanding Common Stock of the Company, the number of directors NMP shall have the right to designate shall be two; provided, further, that at such time, if any, as the Common Stock then Beneficially Owned by the NMP Holders constitutes less than 5% of the outstanding Common Stock of the Company, so long as the NMP Holders shall Beneficially Own any shares of Common Stock, the number of directors NMP shall have the right to designate shall be one. Notwithstanding anything contained in this paragraph (a) to the contrary, so long as NMP shall have the right to designate more than one director to the Board and Allegheny shall own any shares of Series A Preferred Stock, unless otherwise agreed in writing between Allegheny and

NMP, Allegheny shall have the right to designate one director to the Board in lieu of such director being designated by NMP.

(b) So long as the Common Stock then Beneficially Owned by the deLaski Shareholders constitutes at least 15% of the outstanding Common Stock of the Company, the Majority Voting deLaski Shareholders shall have the right to designate two persons for appointment as directors (the “deLaski Directors”); provided, that at such time, if any, as the Common Stock then Beneficially Owned by the deLaski Shareholders constitutes less than 15% but at least 5% of the outstanding Common Stock of the Company, the Majority Voting deLaski Shareholders shall have the right to designate one director; provided, further, that (i) such deLaski Directors shall be individuals reasonably acceptable to the NMP Entities and (ii) unless otherwise consented to by the NMP Entities, Kenneth E. deLaski shall serve as one of such deLaski Directors.

(c) One individual designated by a majority of the Board and who is not an officer, employee or general partner of NMP or an officer or employee of the Company or any of its subsidiaries (the “Independent Director” and together with the NMP Directors and the deLaski Directors, the “Designated Directors”); provided that this Section 7.1(c) shall terminate upon the effective date of the registration statement relating to the Company’s initial public offering of Common Stock.

7.2. Vacancies; Removal. If any Designated Director shall cease to serve as a director of the Company for any reason, the vacancy resulting thereby shall be filled by another director nominated by the Person who was entitled to designate such Designated Director, provided that such Person still has the right to designate such Designated Director pursuant to Section 7.1. Each Holder and each deLaski Shareholder, in its capacity as a holder of shares of the Company’s capital stock, agrees that, so long as a director shall be a Designated Director pursuant to Section 7.1, it shall not vote in favor of a resolution in respect of the removal of such Designated Director unless that resolution has been put forward by the Person having the right to designate such Designated Director pursuant to Section 7.1, and the removal of such Designated Director has been recommended by such Person, in which case such Holders and deLaski Shareholders shall vote in favor of such resolution.

7.3. Directors’ Indemnification. The Articles of Incorporation and bylaws of the Company shall to the fullest extent permitted by law provide for indemnification of, and advancement of expenses to, and limitation of the personal liability of, the directors of the Company or such other person or persons, if any, who, pursuant to a provision of such Articles of Incorporation, exercise or perform any of the powers or duties otherwise conferred or imposed upon such directors, which provisions shall not be amended, repealed or otherwise modified in any manner adverse to the directors until at least 6 years following the date that the parties are no longer entitled to designate directors pursuant to this Section 7.

7.4. Voting Agreement. From and after the date hereof, at each meeting of shareholders of the Company at which the election of members of the Board is on the agenda (or any written consent in lieu of a meeting thereof), each Holder and deLaski Shareholder shall take all necessary or desirable action within its control (including voting all of the voting securities of the Company over which such Holder or deLaski Shareholder has voting control) so as to effectuate the terms of this Section 7, including the election of the Designated Directors.

SECTION. 8. Miscellaneous.

8.1. Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement of the Company and the NMP Entities; provided, however, that any amendment, waiver, modification or supplement of Section 2.6 shall require the written agreement of the Company and all Holders; and provided, further, that any amendment, waiver, modification or supplement of Section 5 or Section 7 shall also require the written agreement of the Majority Voting deLaski Shareholders to the extent the deLaski Shareholders are adversely affected by such amendment, waiver, modification or supplement in a manner different than the Holders; and provided, further, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The execution of a counterpart signature page to this Agreement after the date hereof by any Person holding shares of the Company’s capital stock or Convertible Securities shall only require the consent of the Company and the NMP Entities and shall not be deemed an amendment to this Agreement so long as such Person agrees to be treated as a “Holder” or a “deLaski Shareholder”, as applicable, hereunder.

8.2. Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any of their respective successors, personal representatives and permitted assigns who agree in writing to be bound by the terms hereof. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the NMP Entities. The deLaski Shareholders may not assign any of their rights or delegate any of their duties under this Agreement, except as otherwise expressly provided for herein, without the prior written consent of the NMP Entities. Any Holder may, at its election and at any time or from time to time, assign its rights and delegate its duties under this Agreement, in whole or in part, to an Affiliate, to a partner of such Holder or Affiliate or to any Person to whom the Holder sells, assigns or otherwise transfers any equity securities of the Company (an “Assignee”); provided, that, no such assignment shall be binding upon or obligate the Company to any such Assignee unless and until the Assignee delivers to the Company (i) a written notice stating the name and address of the Assignee and identifying the securities with respect to which such rights are being assigned, if any, and (ii) a written instrument by which such Assignee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such Assignee were a party hereto (or executes and delivers to the Company a counterpart to this Agreement and agrees to be treated as a “Holder” for all purposes of this Agreement).

8.3. Notice. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to any of the Holders, to:

New Mountain Capital, LLC
787 Seventh Avenue, 49th Floor
New York, New York 10019
Facsimile: (212) 582-2277
Attention: Mr. Alok Singh

(b)	If to the Company, to:

Deltek Systems, Inc.
13880 Dulles Corner Lane
Herndon, Virginia 20171
Facsimile: (703) 734-1146
Attention: Chief Financial Officer

(c)	If to the deLaski Shareholders, to:

100 Interpromontory Road
Great Falls, Virginia 22066
Facsimile: (703) 734-1532
Attention: Kenneth E. deLaski

(d)	In each case, with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Facsimile: 212-859-4000
Attention: Aviva F. Diamant, Esq.

and

Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, Suite 1400
Tysons Corner, Virginia 22182-2700
Facsimile: (703) 720-7801
Attention: James J. Maiwurm, Esq.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.4.	Governing Law; Venue; Service of Process; Waiver of Jury Trials.

(a) Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof; provided that the provision of Section 7 shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto under Section 7 shall be governed by, the laws of the State of Virginia, without giving effect to the conflicts of law principles thereof.

(b) Venue and Service of Process. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the federal and state courts located in the State of New York in New York County (collectively, the “Selected Courts”) for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any action or proceeding relating thereto except in the Selected Courts, provided, that, a party may commence any action or proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of any process, summons, notice or document in any action or proceeding by registered first-class mail, postage prepaid, return receipt requested or by nationally recognized courier guaranteeing overnight delivery in accordance with Section 8.3 hereof and agrees that such service of process shall be effective service of process for any action or proceeding brought against it in any such court, provided, that, nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; (iii) waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Selected Courts; and (iv) waives and agrees not to plead or claim in any court that any such action or proceeding brought in any such Selected Court has been brought in an inconvenient forum.

(c) Waiver of Jury Trial. With respect to any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, each of the parties hereby irrevocably, to the extent not prohibited by applicable law that cannot be waived, waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any action arising in whole or in part under or in connection with this Agreement or the transactions contemplated hereby, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise, and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any action or proceeding whatsoever between them relating to this Agreement or the transactions contemplated hereby. Such action or proceeding shall instead be tried in a Selected Court by a judge sitting without a jury.

8.5. Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and further agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance of the terms and provisions of this Agreement. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement (including the indemnification provisions hereof), or where any provision hereof is validly asserted as a defense, the successful party to such action or proceeding shall be entitled to recover, to the extent permitted by applicable law, attorneys’ fees in addition to its costs and expenses and any other available remedy.

8.6. Further Assurances. Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.7. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.8. Entire Agreement. This Agreement, the Recapitalization Agreement, the Shareholders’ Agreement, the Articles of Incorporation, and the other documents described herein or therein, or attached or delivered hereto or thereto, constitute the entire agreement between the parties, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

8.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.10. Defaults. A default by any party to this Agreement in such party’s compliance with any of the conditions or covenants hereof or performance of any of the obligations of such party hereunder shall not constitute a default by any other party.

8.11. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Sections refer to Sections of this Agreement. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

DELTEK SYSTEMS, INC.

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski
Title:	CEO

NEW MOUNTAIN PARTNERS II, L.P.

By:	New Mountain Investments II, L.L.C., its general partner

	By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Managing Member

NEW MOUNTAIN AFFILIATED INVESTORS II, L.P.

By:	New Mountain Investments II, L.L.C., its general partner

	By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Managing Member

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.

By:	New Mountain Investments II, L.L.C. its general partner

	By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Managing Member

DELASKI SHAREHOLDERS

/s/ Kenneth E. deLaski
Kenneth E. deLaski

/s/ Donald deLaski
Donald deLaski

/s/ Tena R. deLaski
Tena R. deLaski

/s/ Donald R. deLaski
David deLaski

Kenneth E. deLaski and Tena R. deLaski, JT TEN

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski

By:	/s/ Tena R. deLaski
Name:	Tena R. deLaski

deLaski Irrevocable Trust

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski
Its:	Trustee

By:	/s/ Tena R. deLaski
Name:	Tena R. deLaski
Its:	Trustee

deLaski Irrevocable Trust

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski
Its:	Trustee

By:	/s/ Tena R. deLaski
Name:	Tena R. deLaski
Its:	Trustee

Edward Grubb and Kathleen Grubb, JTWROS

By:	/s/ Edward Grubb
Name:	Edward Grubb

By:	/s/ Kathleen Grubb
Name:	Kathleen Grubb